Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR  72770
Robert W. Weaver
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE THIRD QUARTER
ENDED SEPTEMBER 30, 2007

Tontitown, Arkansas, October 25, 2007......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net income of $36,178 or diluted and basic earnings per share of $0.00 for the quarter ended September 30, 2007, and $3,493,402 or diluted and basic earnings per share of $0.34 for the nine month period then ended.  These results compare to net income of $3,268,194 or diluted and basic earnings per share of $0.32, and $13,692,941 or diluted and basic earnings per share of $1.33, respectively, for the three and nine months ended September 30, 2006.

Operating revenues excluding fuel surcharges were $86,625,193 for the third quarter of 2007, a 1.3% increase compared to $85,502,372 for the third quarter of 2006.  Operating revenues excluding fuel surcharges were $266,715,387 for the nine months ended September 30, 2007 compared to $266,043,526 for the nine months ended September 30, 2006.

Robert W. Weaver, President of the Company, commented, “Our third quarter financial results were disappointing as we continue to work through the sustained weakness in freight demand.  The third quarter has traditionally been challenging, due to scheduled shutdowns for two or more weeks in July by customers for which we transport a large amount of freight.  Although the months of August and September were profitable, they did not rebound as we have seen in years past.  The prolonged softness of the freight market and continued aggressive price competition resulted in a 4.7% reduction in revenue per tractor per day for the quarter ended September 30, 2007 compared to the same quarter in 2006.  The predominant factor in this decrease was a $.04 reduction in our average rate per total mile from $1.33 in the third quarter of 2006 to $1.29 in the third quarter of 2007.  This rate reduction equates to an approximate $0.15 reduction in our diluted earnings per share for the third quarter 2007.

Additional key factors that contributed to the year-over-year reduction in third quarter profit included increases in depreciation and fuel expense.  Depreciation expense increased approximately $1.7 million for the third quarter 2007 compared to the same quarter in 2006.  This increase resulted from the combined effect of a 170 truck year-to-year growth in the average number of owned trucks coupled with higher prices paid for new equipment and a reduction in the residual trade price guaranteed by manufacturers.

The increase in fuel expense resulted from an increase in fuel cost per gallon without a corresponding increase in surcharges paid by our customers, as well as, a decrease in fuel efficiency measured in miles per gallon for the quarter ended September 30, 2007 compared to the quarter ended September 30, 2006.  The majority of our fuel surcharge agreements are based on an index published by the Department of Energy that provides the weekly retail on-highway diesel price, and are generally based on an average that looks back at this weekly index over some period of time.  In periods of rapidly rising diesel fuel prices, this lag results in the Company absorbing fuel increases for a period of time before surcharges increase.  The decrease in fuel efficiency was caused by the addition of new tractors with 2007 low emission engines and the use of ultra low sulfur diesel fuel, both of which were mandated by the Environmental Protection Agency.  This increase in fuel expense, net of fuel surcharge, equates to an approximate $.07 reduction in our diluted earnings per share for the third quarter 2007.

Looking ahead at the remainder of the year, we do not expect our current market environment to improve significantly, and intend to focus on cost control and reduction.  Our balance sheet remains strong and we believe we are in position to take advantage of our fleet growth over the last twelve months when demand for our services improves. ”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec.  The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission.  The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenue, before fuel surcharge	$86,625,193	$85,502,372	$266,715,387	$266,043,526
Fuel surcharge	14,545,806	14,371,284	39,963,684	37,720,232
	101,170,999	99,873,656	306,679,071	303,763,758

Operating expenses:
Salaries, wages and benefits	33,582,985	31,459,051	101,323,701	96,574,233
Fuel expense	28,555,037	26,202,069	82,164,112	74,420,996
Operating supplies	8,026,619	6,783,166	23,462,330	19,288,900
Rent and purchased transportation	9,676,834	10,935,321	29,245,541	33,924,472
Depreciation and amortization	10,086,327	8,393,109	29,585,257	25,187,459
Operating taxes and license	4,255,095	4,113,558	13,209,208	12,284,028
Insurance and claims	4,082,742	4,221,133	13,285,219	12,508,963
Communications and utilities	783,595	638,261	2,313,911	1,961,595
Other	1,694,770	1,237,020	5,128,053	3,822,176
(Gain) loss on disposition of equipment	(55,882)	219,342	(27,182)	77,783
Total operating expenses	100,688,122	94,202,030	299,690,150	280,050,605

Operating income	482,877	5,671,626	6,988,921	23,713,153

Other income (expense):
Interest expense	(420,757)	(159,529)	(1,175,305)	(803,310)

Total other income (expense)	(420,757)	(159,529)	(1,175,305)	(803,310)

Income before income taxes	62,120	5,512,097	5,813,616	22,909,843
Provision for income taxes	25,942	2,243,903	2,320,214	9,216,902

Net income	$36,178	$3,268,194	$3,493,402	$13,692,941

Diluted earnings per share	$0.00	$0.32	$0.34	$1.33

Average shares outstanding – Diluted	10,265,758	10,309,331	10,293,407	10,299,749

	Quarter ended September 30,		Nine Months Ended September 30,
Truckload Operations	2007	2006	2007	2006

Total miles	60,965,126	56,371,548	186,489,249	172,829,844
Operating ratio*	99.52%	93.22%	97.38%	90.54%
Empty miles factor	6.72%	6.19%	6.44%	5.70%
Revenue per total mile, before fuel surcharge	$1.29	$1.33	$1.29	$1.35
Total loads	91,929	77,324	265,006	236,375
Revenue per truck per work day	$634	$665	$619	$681
Revenue per truck per week	$3,170	$3,325	$3,095	$3,405
Average company trucks	2,035	1,865	2,036	1,791
Average owner operator trucks	61	42	57	46

Logistics Operations
Total revenue	$8,269,790	$10,636,937	$25,917,100	$33,196,950
Operating ratio	98.73%	94.42%	97.32%	94.93%

	As of September 30,
	2007	2006

Long-term debt to book capitalization	17.43%	12.08%
Shareholders’ equity	$188,073,558	$179,974,575
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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge.  We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period